Exhibit 10.4

The Hamdan Amendment Agreement

AMENDMENT AGREEMENT

This amendment agreement dated as of December 30, 2013 (the “Amendment Agreement”) is an amendment to that certain consulting agreement (the “March Agreement”) dated March 19, 2007 between Omagine, Inc., a Delaware corporation (the “Company”) and Sam Hamdan, an individual (“Hamdan”).

The Company and Hamdan acknowledge that the March Agreement was most recently amended on December 28, 2012 and pursuant to such amendment, the expiration date for Hamdan’s 750,000 stock options (the “January 2012 Options”) was extended to December 31, 2013.

All capitalized terms in this Amendment Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the March Agreement.

The Parties hereby agree as follows:

1)	The words in Section 2(ii) of the March Agreement are hereby deleted in their entirety and replaced by the following words: “December 31, 2014, or” , and

2)	The expiration date of Hamdan’s 750,000 January 2012 Options is extended from December 31, 2013 to December 31, 2014, and

3)	All other terms and conditions of the March Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of December 30, 2013.

Sam Hamdan	Omagine, Inc.
a Delaware corporation

By: /s/Sam Hamdan	By: /s/ Frank J. Drohan
Sam Hamdan	Frank J. Drohan
President

Exhibit A

CASHLESS EXERCISE OF DECEMBER 2011 OPTIONS

January 2012 Options which are vested may be exercised in whole or in part by Hamdan at any time on any Business Day on or after the opening of business on January 2, 2012 and prior to 5 P.M. Eastern Time in the United States on December 31, 2012 (the “Expiration Date”):

i.
by delivery of a written notice to the Company (the “Exercise Notice”), of Hamdan’s election to exercise such January 2012 Options, which notice shall specify the number of shares of Common Stock (“Shares”) to be purchased, payment to the Company of an amount equal to $1.70 per Share multiplied by the number of Shares for which the January 2012 Options are being exercised  (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds and the surrender of the relevant certificate representing such January 2012 Options (or an indemnification undertaking with respect to such January 2012 Options in the case of the loss, theft or destruction of such certificate). Such documentation and payment shall be delivered by Hamdan to a common carrier for overnight delivery to the Company as soon as practicable following such date, but in no event later than one business day prior to the Expiration Date (“Cash Basis”) or

ii.
by delivering an Exercise Notice and in lieu of making payment of the Aggregate Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number	=	(A x B) – (A x C)
B

For purposes of the foregoing formula:

A =	the total number of Shares with respect to which the relevant January 2012 Options are then being exercised.

B =	the Closing Bid Price of the Common Stock on the date of exercise of the relevant January 2012 Options.

C =	the Exercise Price. The Parties agree that the Exercise Price is one dollar and seventy cents ($1.70) in United States currency.

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